Exhibit 10.15

LEGACY PRIMO WATER CORPORATION

EQUITY INCENTIVE PLANS

RESTRICTED SHARE UNIT AWARD AGREEMENT

(Performance-Based Vesting)

1. Equity Plan. This Award (as defined below) is issued under the following equity incentive plan (check one):

☐ Legacy Primo Water Corporation Equity Incentive Plan

☐ Legacy Primo Water Corporation 2018 Equity Incentive Plan

2. Performance-Based Share Unit Award - Terms and Conditions. Under and subject to the provisions of the equity incentive plan designated above (the “Plan”) and upon the terms and conditions set forth herein, Primo Water Corporation (the “Company”) has granted to ____________ (the “Grantee”), effective ____________ (the “Date of Grant”), a Restricted Share Unit Award (the “Award”) of ____________performance-based restricted share units (such units, the “Performance Units”), in respect of services to be provided in ____________ and thereafter. At all times, each Performance Unit shall be equal in value to one common share in the capital of the Company (each, a “Share”). Such Award is subject to the terms and conditions of this Performance-Based Restricted Share Unit Agreement (the “Agreement”) and the Plan.

(a) Performance Period. For purposes of this Agreement, the “Performance Period” is the period beginning on the first day of the Company’s _____ fiscal year, and ending on the last day of the Company’s _____ fiscal year.

(b) Payout of Award.

(i) Provided the Award has not previously been forfeited or deferred as provided in (ii) below, as soon as administratively practicable following the expiration of the Performance Period, but in no event later than the later to occur of (A) sixty (60) days following the expiration of the Performance Period and (B) the date that audited financial statements are available for the Company’s ____________ fiscal year, the Company shall issue to the Grantee in a single payment the number of Shares underlying the Performance Units to which the Grantee is entitled pursuant hereto. The Shares issued by the Company hereunder may at the Company’s option be either (x) evidenced by a certificate registered in the name of the Grantee or his or her designee; or (y) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee.

(ii) If you are eligible under the terms of the Primo Water Deferred Compensation Program (the “Deferred Compensation Program”), you may elect to defer to a later date the payout of Awards that would otherwise occur as provided in (b)(i) above, provided that any such deferral shall comply with the requirements of Section 409A of the Code.

(c) Satisfaction of Performance Objectives. The payout of the Award shall be contingent upon the attainment during the Performance Period of the performance objectives set forth in Section 2(e) herein (the “Performance Objectives”). The payout of the Award shall be determined upon the expiration of the Performance Period in accordance with the Performance Objectives. The final determination of the payout of the Award will be authorized by the Compensation Committee of Primo Brands Corporation (the “Committee”).

(d) Rights During Performance Period.

(i) During the Performance Period, the Grantee shall not have any rights as a shareholder with respect to the Shares underlying the Performance Units, including dividend rights (other than as described in subsection (ii) below). Following the expiration of the Performance Period and payout of the Award (including any deferred payout of this Award under the Deferred Compensation Program), the Grantee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Grantee is entitled pursuant hereto.

(ii) As of any date that the Company pays an ordinary cash dividend on its Shares, the Company shall credit the Grantee with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Shares on such date, multiplied by (ii) the total number of Performance Units that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 2(d) shall be subject to satisfaction of the same Performance Objectives, and to the same payment and other terms, conditions and restrictions as the original Performance Units to which they relate; provided, however, that the amount of any earned Dividend Equivalent Rights shall be paid in cash at the same time as the Company pays its first ordinary cash dividend after the Final Committee Determination (as defined below) is made. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 2(d) with respect to any Performance Units which, immediately prior to the record date for that dividend, have been paid out or forfeited pursuant to the terms of the Plan.

(e) Performance Objectives. The Performance Units shall vest and become non-forfeitable based on the Company’s achievement of specified levels of ROIC and Relative TSR (each as defined below) for the Performance Period as set forth in the chart below:

ROIC Performance
Payout	50.0%	62.5%	75.0%	87.5%	100.0%	125.0%	150.0%	175.0%	200.0%

Relative TSR Performance	th percentile	th percentile	th percentile
Payout	50%	100%	200%

Following the end of the Performance Period, the Committee will determine actual results for each of the metrics described above (the “Final Committee Determination”). Such results will be interpolated on a straight-line basis between the performance levels identified above, resulting in a payout rate for each metric. The performance measures will be weighted as follows: ROIC 50% and TSR 50%. The relative weighting for each metric will be applied to such payout rates, and the results will be aggregated, resulting in an aggregate payout rate (the “Payout Rate”).

To illustrate, if Company performance results in ROIC and Revenues as set forth below, the payout would be calculated as follows:

Performance Measure	Actual Performance	% Award Earned	Weight
ROIC	[__]%	[__]%	50%	=[__]%
Relative TSR	[__]%	[__]%	50%	=[__]%

Payout Rate		—	—	=[__]%

Payment of vested Performance Units based on the Payout Rate will be made in the period provided for in Section 2(b) of this Agreement. Any Performance Units that do not vest based on the Performance Objectives described herein (and which have not previously terminated pursuant to the terms of this Agreement) will automatically terminate as of the Final Committee Determination. Any such determination by the Committee shall be final and binding.

For purposes of ROIC, the following definitions shall apply:

•	“ROIC” shall mean the average of ROIC Year 1, ROIC Year 2 and ROIC Year 3.

•	“ROIC Year 1” shall mean (A)Adjusted EBIT for the first fiscal year in the Performance Period divided by (B) the Invested Capital as of the end of the first fiscal year in the Performance Period.

•	“ROIC Year 2” shall mean (A) Adjusted EBIT for the second fiscal year in the Performance Period divided by (B) Invested Capital as of the end of the second fiscal year in the Performance Period.

•	“ROIC Year 3” shall mean (A) Adjusted EBIT for the third fiscal year in the Performance Period divided by (B) Invested Capital as of the end of the third fiscal year in the Performance Period.

•

“Adjusted EBIT” shall mean the Company’s Adjusted Net Income as disclosed publicly, adjusted for: (i) the impact of changes to U.S. generally accepted accounting principles (“US GAAP”); (ii) the impact of changes to laws or other regulations in any jurisdiction the Company operates in; (iii) the impact of discontinued operations or items that are unusual or infrequently occurring as defined by US GAAP; (iv) the impact of foreign currency exchange rate fluctuations on a translational basis; (v) depreciation and amortization (excluding customer list amortization); (vi) interest, and (vii) income taxes; provided, however, that if Adjusted Net Income is not disclosed publicly, such term/amount shall be determined on a basis consistent with historical disclosures.

•

“Invested Capital” shall mean (A) Shareholders’ Equity plus (B) that portion of Long-Term Debt, Short-Term Borrowings and Current Maturities of Long-Term Debt that is interest-bearing minus (C) Cash and Cash Equivalents minus (D) Net Assets of Discontinued Operations. In the event the Company completes an acquisition which is financed through the issuance of debt or Company equity, the amount of such debt and/or equity included in the calculation of Invested Capital for the year such acquisition is consummated will be (1) the amount of such debt and/or equity, multiplied by (2) a fraction, the numerator of which is the number of days from the closing date of such acquisition to the end of the fiscal year in which the acquisition is consummated and the denominator of which is the number of days in the fiscal year in which the acquisition is consummated.

•

“Net Assets of Discontinued Operations” shall mean (A) the sum of Current Assets of Discontinued Operations and Long-Term Assets of Discontinued Operations, minus (B) the sum of Current Liabilities of Discontinued Operations and Long-Term Liabilities of Discontinued Operations.

•

The terms “Shareholders’ Equity,” “Long-Term Debt,” “Short-Term Borrowings,” “Current Maturities of Long-Term Debt”, “Cash and Cash Equivalents,” “Current Assets of Discontinued Operations,” “Long-Term Assets of Discontinued Operations,” “Current Liabilities of Discontinued Operations,” and “Long-Term Liabilities of Discontinued Operations” shall have the meanings ascribed to those terms as presented in the Company’s Consolidated Balance Sheets or Consolidated Statement of Operations.

For purposes of Relative TSR, the following definitions shall apply:

•

“Comparison Index” means the companies comprising the Russell 2000 index at the beginning of the Performance Period. A company will be excluded from the Comparison Index if it is added to the Comparison Index following the commencement of the Performance Period or is no longer publicly traded at the end of the Performance Period. A company will be included in the Comparison Index if it is removed from the Comparison Index during the Performance Period but remains a publicly traded company at the end of the Performance Period. A company filing for bankruptcy protection (and thus no longer publicly traded) at any time during the Performance Period will be deemed to remain in the Comparison Index (at an assumed TSR of -100%).

•

“TSR” means the result of dividing (1) the sum of the cumulative value of an entity’s dividends for the Performance Period, plus the entity’s Ending Price, minus the Beginning Price, by (2) the Beginning Price. For purposes of determining the cumulative value of an entity’s dividends during the Performance Period, it will be assumed that all dividends declared and paid with respect to a particular entity during the Performance Period were reinvested in such entity at the ex-dividend date, using the closing price on such date. The aggregate shares, or fractional shares thereof, that will be assumed to be purchased as part of the reinvestment calculation will be multiplied by the Ending Price to determine the cumulative value of an entity’s dividends for the Performance Period. For these purposes:

•	“Price” is the principal stock exchange or quotation system closing prices on the date in question;

•

“Beginning Price” is the average Price for the period of 20 trading days immediately preceding the first day of the Performance Period; provided, however, that if the applicable common stock has not been trading for a full 20 trading day period prior to the applicable measurement date, the average closing price shall be determined based on such shorter number of days that such common stock has been trading as of such measurement date; and

•	“Ending Price” is the average Price for the period of 20 trading days immediately preceding and including the final day of the Performance Period.

•	“Relative TSR” means the percentile rank of the TSR of the Company relative to the Comparison Index over the Performance Period.

3. Prohibition Against Transfer. Until the payout of the Award following the expiration of the Performance Period (or, if applicable, such later time provided under the Deferred Compensation Program), the Award, the Performance Units and any interest in Shares related thereto, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

4. Securities Law Requirements. The Company shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed upon each stock exchange on which the Common Shares are then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

5. Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

6. Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Grantee). Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with the Agreement is guaranteed, and the Grantee solely shall be responsible for any taxes, penalties or interest imposed on the Grantee in connection with the Agreement. Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

7. Tax Withholding. The Grantee shall pay all applicable income and employment taxes (including taxes of any foreign jurisdiction, and any taxes payable in connection with a Dividend Equivalent Right or in connection with Article 10 of this Agreement (Beneficiary Designation)) which the Company or a Subsidiary is required to withhold at any time with respect to the Performance Units. Such payment shall be made in full, at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the relinquishment of Shares that otherwise would be issued to the Grantee pursuant to this Agreement. If payment of withholding tax obligations, or satisfactory payment arrangements, are not made by the Grantee on a timely basis, payment will be made by the relinquishment of Shares method. Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common shares on the date such withholding obligation arises.

8. Employment. The rights and obligations of the Grantee under the terms of his or her office or employment with the Employer will not be affected by his or her participation in the Plan or any right which he or she may have under this Agreement and this Agreement does not form part of any contract of employment between the Grantee and the Employer. If the Grantee’s office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) he or she will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his or her rights or benefits (actual or prospective) under this Agreement or otherwise in connection with the Plan.

9. Data Privacy. The Company may process the Grantee’s personal data, and shall do so in accordance with, and for the purposes set out in the Company’s Employee Privacy Notice, which can be requested from an appropriate member of the Company’s human resources department.

10. Beneficiary Designation. The Grantee may, subject to compliance with all applicable laws, name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of the Grantee’s death before the Grantee receives any or all of such benefit. Each designation will revoke all prior designations by the Grantee, shall be in the form as may be prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to his or her estate. Notwithstanding the foregoing, to the extent any vested Performance Units have been deferred under the Deferred Compensation Program, the beneficiary designations and default rules under the Deferred Compensation Program shall control payment in the event of the death of the Grantee.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.

12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13. Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning of (i) the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy, (ii) any similar or superseding policy adopted by the Board or any committee thereof or (iii) Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any securities exchange or securities association on which the Company’s common shares are then listed, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with such policies, laws, rules or regulations.

14. Entire Agreement.

(a) The Grantee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement, and has not been induced to enter into this Agreement or acquire any Performance Units by expectation of employment or continued employment with the Company or any of its subsidiaries. The granting of the Award and the issuance of Performance Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Agreement.

(b) The Grantee hereby acknowledges that he or she is to consult with and rely upon only the Grantee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Performance Units.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

15. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Primo Water Corporation has caused this Agreement to be duly executed by one of its duly authorized officers, and the Grantee has executed this Agreement, effective as of the Date of Grant.

PRIMO WATER CORPORATION By: _____________________________________
Print Name: ______________________________
Title: ___________________________________

GRANTEE:
By:_____________________________________

Print Name:______________________________